SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6
(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule14a-12

                       ORBIT INTERNATIONAL CORP.
           (Name of Registrant as Specified In Its Charter)


SAME_______________
                                              (Name of Person(s) Filing Proxy
Statement if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
     Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee previously paid with the preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                      ORBIT INTERNATIONAL CORP.
                            80 CABOT COURT
                      HAUPPAUGE, NEW YORK  11788


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Orbit International Corp.:

     The Annual Meeting of Stockholders of Orbit International Corp. (the "Company") will be held at the offices of the Company at 80 Cabot Court, Hauppauge, New York 11788, at 10:00 a.m., Eastern
Daylight Savings Time, on June 28, 2002, for the following purposes:

     1.   To elect the Board of Directors for the ensuing year.

     2. To consider and act upon a proposal to adopt the Company's 2002 Employee Stock
          Incentive Plan.

     3. To ratify the appointment of Goldstein Golub Kessler LLP as independent auditors and accountants for the Company for the fiscal year ending December 31, 2002.

     4. To transact such other business as may properly come before the meeting.


     All stockholders are invited to attend the meeting. Stockholders of record at the close of business on May 13, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 80 Cabot Court,
Hauppauge, New York 11788.

     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   HARLAN SYLVAN
                                   Secretary
Hauppauge, New York
May 20, 2002

                      ORBIT INTERNATIONAL CORP.
                            80 CABOT COURT
                      HAUPPAUGE, NEW YORK 11788

                            (631) 435-8300
                        ______________________

                           PROXY STATEMENT
                        ______________________

     The accompanying proxy is solicited by the Board of Directors of Orbit International Corp. (the
"Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on June 28, 2002, at the offices of the Company at 80 Cabot Court,
Hauppauge, New York 11788, and any adjournment thereof.

                      VOTING SECURITIES; PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the
Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

     One third of the outstanding shares of Common Stock, par value $.10 per share (the "Common
Stock"), present in person or represented by proxy shall constitute a quorum at the Annual Meeting. The approval of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for adoption of such matters.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified.
Abstentions and broker non-votes will not effect the outcome of the election of directors or the ratification of the appointment of the independent auditors. With respect to all other matters, if any, to be voted on by stockholders at the Annual Meeting, abstentions will have the same effect as "no" votes, and broker non-votes will have no effect on the outcome of the vote.`

     All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director, FOR the adoption of the Company's 2000 Employee Stock Incentive Plan, and FOR the ratification of the appointment of Goldstein Golub Kessler LLP and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.


     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

     At the close of business on April 19, 2002, there were 2,109,196 shares of Common Stock outstanding and eligible for voting at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the Annual Meeting. Only stockholders of record at the close of business on May 13, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

NO DISSENTER'S RIGHTS

          Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposals 1, 2 or 3.

     This proxy material is being mailed to stockholders commencing on or about May 20, 2002.


                              PROPOSAL 1

                        ELECTION OF DIRECTORS

     The bylaws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at eight, and the number of directors is currently seven. The Company has nominated seven persons consisting of Dennis Sunshine, Bruce Reissman, Mitchell Binder, John Molloy, Bernard Karcinell,
Denis Feldman, and Mark Manno, each a current Director, for re-election to the Board of Directors and has decided not to fill the vacancy at this time. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

     The following table sets forth certain information with respect to the nominees and executive officers of the Company and is based on the records of the Company and information furnished to it by such persons.
Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees and executive officers of the Company.


Name of Nominee          Age    Position


Dennis Sunshine          55     President, Chief Executive
                                Officer and Director


Bruce Reissman           52     Executive Vice President, Chief Operating
Officer and Director


                         46
Mitchell Binder                 Vice President - Finance, Chief
                         51     Financial Officer
Harlan Sylvan                      and Director
                                Treasurer, Secretary and Controller


John Molloy              72     Director

Bernard Karcinell
                         63     Director



Denis Feldman
Mark Manno               54     Director
                         35     Director


BIOGRAPHICAL INFORMATION

     Dennis Sunshine has been President and Chief Executive Officer of the Company since March 1995 and a director of the Company since 1988. Mr. Sunshine has held various positions with the Company since
1976, including Secretary and Vice President of Operations from April 1988 to March 1995 and Director of
Operations from June 1983 to April 1988.

     Bruce Reissman has been Executive Vice President and Chief Operating Officer of the Company since
March 1995 and a director of the Company since 1992. Mr. Reissman has held various positions with the
Company since 1975, including Vice President-Marketing from April 1988 to February 1995 and Director of
Sales and Marketing from 1976 to April 1988.

     Mitchell Binder has been Vice President-Finance of the Company since 1986 and its Chief Financial
Officer since 1983. He has been a director of the Company since 1985. Mr. Binder has held various positions with the Company since 1983, including Treasurer and Assistant Secretary from 1983 to March 1995.

     Harlan Sylvan has been Treasurer and Secretary of the Company since March 1995 and Controller of the Company since 1987.

     John Molloy has been a director of the Company since 1992. Mr. Molloy has been a part-time consultant for Montgomery Associates, a consulting company for the defense industry, since November 1991.
Prior thereto he served as Vice President of Marketing for Ocean Technologies Inc., a defense electronics company, from 1986 to 1992.

     Bernard Karcinell has been a Director of the Company since 2000. Mr. Karcinell is a practicing certified public accountant licensed in Florida since 1989. He also acts as a financial advisor to several individuals and corporations. Prior thereto, he was a Partner at KPMG and former President and CEO of
Designcraft Jewel Industries and CCR Video Corp.

     Denis Feldman has been a Director of the Company since 2000. Mr. Feldman is a founding member of Corporate National Realty, Inc. a commercial real estate broker and Senior Director since 1987. Prior thereto, Mr. Feldman served as CEO of an international trading company. Mr. Feldman also serves on the board of directors of several not-for profit organizations.

     Mark Manno has been a Director of the Company since April 2001. Mr. Manno is co-founder, director and CFO of Invision.com, Inc., an e-business service provider that was founded in 1995. He is a former Board member of the National Alliance of Sales and Marketing Executives
 and the Long Island Sales
and Marketing Executives.


STOCKHOLDER VOTE REQUIRED

     Election of each director requires a plurality of the votes of the shares of Common Stock present in person or requested by Proxy at the meeting and entitled to vote on the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR
ELECTION TO THE BOARD OF DIRECTORS NAMED ABOVE.


COMMITTEES OF THE BOARD - BOARD MEETINGS

     The Board of Directors (the "Board") has established an audit, a compensation and a stock option committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report.
The Board held seven (7) meetings during the fiscal year ended December 31, 2001. All directors attended at least 75% of the meetings held by the Board and by all committees of the Board.

     The Audit Committee of the Board currently consists of John Molloy, Bernard Karcinell and Denis
Feldman, each of whom is independent as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers ("NASD") listing standards, as amended. The Audit Committee held five (5) meetings during the fiscal year ended December 31, 2001. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company and its subsidiaries. The Audit Committee reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations.
It also meets with the Company's Controller to review reports on the functioning of the Company's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company and its subsidiaries based upon the activities of the Company's internal auditing staffs, as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Controller to review any special situation arising in relation to any of the foregoing subjects. Pursuant to Rule 4310(c)(26)(A) of the NASD listing standards, as amended, the Board has adopted an Audit Committee Charter which sets forth the composition of the Audit Committee, the qualifications of
Audit Committee members and the responsibilities and duties of the Audit Committee.

     The Compensation Committee of the Board currently consists of John Molloy, Denis Feldman and
Mark Manno. The Compensation Committee did not meet during the fiscal year ended December 31, 2001.
This Committee makes recommendations to the Board as to the salaries of the President, sets the salaries of the other elected officers and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of the Company's incentive programs. It also reviews and approves or makes recommendations to the Board on any proposed plan or program which would benefit primarily the senior executive group.

     The Stock Option Committee of the Board currently consists of John Molloy and Denis Feldman. The
Stock Option Committee was formed on September 1, 1995. However, all stock option awards during the year ended December 31, 2001 were determined by the Board as a whole. This Committee is responsible for administering the Company's stock option plans. Specifically, the Committee determines the persons to be granted options as well as the exercise price and term of such. The members of the Stock Option Committee are not eligible to participate in the stock option plans they administer.

     The Board does not have a nominating committee. This function is performed by the Board as a whole.


     There are no family relationships among any of the directors or executive officers of the Company except that Bruce Reissman and Dennis Sunshine are brothers-in-law. The Company's executive officers serve in such capacity at the pleasure of the Board.


                        AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of
Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We reviewed with Goldstein Golub Kessler LLP ("GGK"), who are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed GGK's independence from management and the Company including matters set forth in the written disclosures required by Independence Standards Board Standard No. 1 and matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with the Audit Committee.

     We discussed with GGK the overall scope and plans of their audit. We also discussed with GGK, without management present, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. Relying on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-
KSB for the fiscal year ended December 31, 2001.

AUDIT COMMITTEE

Bernard Karcinell
John Molloy
Denis Feldman



                        EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth, for the fiscal years ended December 31, 2001, 2000 and 1999, compensation paid by the Company to the Chief Executive Officer and to each other executive officer of the
Company that received more than $100,000 in salary and bonus during the fiscal year ended December 31,
2001 including salary, bonuses, stock options and certain other compensation (each, a "Named Executive
Officer"):






ANNUAL COMPENSATION(1)


      NAME AND       YEAR     SALARY   BONUS ($) ALL OTHER
 PRINCIPAL POSITION           ($)                COMPENSATION($)

Dennis Sunshine,       2001     340,000    41,000         6,600(2)

President and Chief    2000     325,000    23,000         6,361(3)

  Executive Officer    1999     319,000    17,600         6,148(4)




Bruce Reissman,        2001     281,000    35,000         5,794(2)

  Executive Vice       2000     270,000    23,000         5,620(3)
President and

  Chief Operating Officer  1999  267,000    17,600         5,470(4)

548:
549:

551:

Mitchell Binder,       2001     255,000    27,000         4,569(2)

  Vice President -     2000     244,000    18,000         4,488(3)
Finance and

  Chief Financial Officer  1999  239,000    12,800         4,393(4)

561:



Harlan Sylvan          2001     115,000     8,400         2,847(2)

  Treasurer,           2000     110,000     8,000         2,786(3)
Secretary and

  Controller           1999     108,000     5,600         2,681(4)

__________________
(1) The Company has no long-term incentive compensation plan other than its several stock option plans described herein and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long-term incentive plan pay-outs.

(2) Includes $3,200, $3,200, $3,200 and $2,111 of matching contributions made by the Company pursuant to the Company's 401(k) Plan for each of Messrs. Sunshine, Reissman, Binder and Sylvan, respectively. Also includes the portion of the insurance premium attributable to the employee and paid by the Company under split dollar insurance policies maintained by the Company for the benefit of
     Messrs. Sunshine, Reissman, Binder and Sylvan in the amounts of $3,400, $2,594, $1,369 and $736, respectively.

(3) Includes $3,200, $3,200, $3,200 and $2,101 of matching contributions made by the Company pursuant to the Company's 401(k) Plan for each of Messrs. Sunshine, Reissman, Binder and Sylvan, respectively. Also includes the portion of the insurance premium attributable to the employee and paid by the Company under split dollar insurance policies maintained by the Company for the benefit of
     Messrs. Sunshine, Reissman, Binder and Sylvan in the amounts of $3,161, $2,420, $1,288 and $686, respectively.

(4) Includes $3,200, $3,200, $3,200 and $2,037 of matching contributions made by the Company pursuant to the Company's 401(k) Plan for each of Messrs. Sunshine, Reissman, Binder and Sylvan, respectively. Also includes the portion of the insurance premium attributable to the employee and paid by the Company under split dollar insurance policies maintained by the Company for the benefit of
     Messrs. Sunshine, Reissman, Binder and Sylvan in the amounts of $2,948, $2,270, $1,193 and $644, respectively.





     The following table sets forth certain information concerning options granted to the Named Executive
Officers during the fiscal year ended December 31, 2001.

                  OPTION GRANTS IN LAST FISCAL YEAR

629:
630:

Individual Grants


Name             Number of  Percent           Expiration  Date
                 SecuritiesUnderlyingOptions Granted    of Exercise or Base
                           Total OptionsGranted to Price
                           Employees  ($/Share)
                            in Fiscal
                              Year



Dennis Sunshine  45,000(1) 30.33%     $1.67
                                              10/15/11(1)


Bruce Reissman   45,000(1) 30.33%     $1.67
                                              10/15/11(1)


Mitchell Binder  22,364(1) 15.07%     $1.67
                                              10/15/11(1)


Harlan Sylvan    10,000(2) 6.74%      $0.94
                                              1/25/11(2)

  (1)     Exercisable commencing on October 5, 2002
  (2)     Exercisable commencing on January 25, 2002


AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2001 by the Named Executive Officers. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2001.



               Number of Securities         Value of Unexercised
               Underlying Unexercised       In-the-Money Options
               Options at Fiscal Year End   at Fiscal Year End(1)

      Name     Exercisable   Unexercisable  Exercisable  Unexercisable


Dennis Sunshine91,666        45,000         $0           $43,000


Bruce Reissman 86,666        45,000         $0           $43,000


Mitchell Binder          116,66672,364      $2,000       $21,000


Harlan Sylvan  52,666        0              $38,000      $0

  (1) The closing price for the common stock of the Company on December 31, 2001 was $2.63.





                        EMPLOYMENT AGREEMENTS

     Dennis Sunshine has entered into an amended and restated employment agreement with the Company which commenced in February 1999 (the "Sunshine Employment Agreement").
Under the terms of the
Sunshine Employment Agreement, Mr. Sunshine is entitled to receive an annual base salary of $290,000
(subject to an annual cost of living adjustment) and a bonus equal to 4% of the Company's pre-tax earnings between $500,000 and $1,000,000; 5% of the Company's pre-tax earnings between $1,000,001 and
$2,000,000; 6% of the Company's pre-tax earnings between $2,000,001 and $3,000,000; and 7.5% of the
Company's pre-tax earnings in excess of $3,000,001. The Sunshine Employment Agreement provides that the employment of Mr. Sunshine may be terminated by the Company for "cause." "Cause" is defined as (i) willful and repeated failure by Mr. Sunshine to perform his duties under the Sunshine Employment Agreement, which failure is not remedied within 30 days after written notice from the Company;
(ii) conviction of Mr. Sunshine
for a felony; (iii) Mr. Sunshine's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company or (iv) willful violation by Mr. Sunshine of any provision of the Sunshine
Employment Agreement which violation is not remedied within 30 days after written notice from the Company.
The Sunshine Employment Agreement may also be terminated by the Company on not less than three years' prior notice and contains a provision prohibiting Mr. Sunshine from competing with the Company for a one year period following termination of his employment

     Bruce Reissman has entered into an amended and restated employment agreement with the Company
(the "Reissman Employment Agreement") which commenced in February 1999. Under the terms of the
Reissman Employment Agreement, Mr. Reissman is entitled to receive an annual base salary of $240,000
(subject to an annual cost of living adjustment) and a bonus equal to 2.4% of the Company's pre-tax earnings between $500,000 and $1,000,000; 3% of the Company's pre-tax earnings between $1,000,001 and
$2,000,000; 3.6% of the Company's pre-tax earnings between $2,000,001 and $3,000,000; and 4.5% of the
Company's pre-tax earnings in excess of $3,000,001. The Reissman Employment Agreement provides that the employment of Mr. Reissman may be terminated by the Company for "cause" (as defined above). The agreement may also be terminated by the Company on not less than three years' prior notice.

     Mitchell Binder has entered into an amended and restated employment agreement with the Company
(the "Binder Employment Agreement") which commenced in February 1999. Under the terms of the Binder
Employment Agreement, Mr. Binder is entitled to receive an annual base salary of $218,000 (subject to an annual cost of living adjustment) and a bonus equal to 1.6% of the Company's pre-tax earnings between
$500,000 and $1,000,000; 2% of the Company's pre-tax earnings between $1,000,001 and $2,000,000; 2.4%
of the Company's pre-tax earnings between $2,000,001 and $3,000,000; and 3 of the Company's pre-tax earnings in excess of $3,000,001. The Binder Employment Agreement provides that the employment of Mr.
Binder may be terminated by the Company for "cause" (as defined above). The agreement may also be terminated by the Company on not less than three years' prior notice.

     Each of the Sunshine Employment Agreement, the Reissman Employment Agreement and the Binder
Employment Agreement (the "Employment Agreements") provide that the employee is entitled to receive benefits offered to the Company's employees generally. The Employment Agreements also provide for termination by the employee on not less than six months' prior notice or upon a "change of control" (as defined in the Employment Agreements). If the employee terminates his employment in connection with a change in control of the Company, then the employee shall be entitled to receive, as termination pay, the maximum amount that can be paid without any portion thereof constituting an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.




                      COMPENSATION OF DIRECTORS

     Directors of the Company who are not employed by the Company receive directors fees of $1,250 per quarter. Employee directors are not compensated for services as a director. All directors are reimbursed for expenses incurred on behalf of the Company. Pursuant to the Company's 1995 Stock Option Plan for Non-
Employee Directors, non-employee Directors are entitled to receive annual grants of options to purchase
Common Stock.
     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Bernard Karcinell, John Molloy and Mark
Manno each of whom is a non-employee member of the Company's Board of Directors, who was never employed by the Company and has no interlocks with any other Company other than as set forth under "Certain
Relationships and Related Transactions".


            COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, other than compensation awarded pursuant to the
Company's Plans which is administered by the Stock Option Committee of the Board of Directors. Messrs.
Feldman and Molloy comprise the Compensation Committee.

     The Stock Option Committee is responsible for granting and setting the terms of stock options under the Company's 1995 Employee Stock Option Plan, 2000 Employee Stock Option Plan and 2002 Employee
Stock Incentive Plan. Messrs. Feldman and Molloy serve on the Stock Option Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses and stock options. Together these components link each executive's compensation directly to individual and Company performance.

     Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership, and potential contribution to the success of the Company. Actual salaries vary based on the Compensation
Committee's subject assessment of the individual executive's performance and the Company's performance.

     Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation
Committee's subject assessment of the respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the
Compensation Committee does not assign quantitative relative weights to different factors and follow mathematical formula. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

     Stock Options. Stock options, which are granted at the fair market value of the Common Stock on the date of grant, are currently the Company's sole long term compensation vehicle. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

     In determining the size of individual options grants, the Stock Option Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Stock Option Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Stock Option Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Stock
Option Committee in awarding stock options is to increase the stock ownership of the Company's management, the Stock Option Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Stock Option Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

     In 1993, the Internal Revenue Code was amended to limit the deductibility of compensation paid to certain executives in excess of $1 million. Compensation not subject to the limitation includes certain compensation payable solely because an executive attains performance goals ("performance-based compensation"). Stock options granted under the 1995 Employee Stock Option Plan did not qualify as performance-based compensation. The Company's compensation deduction for a particular executive's total compensation, including compensation realized from the exercise of stock options, will be limited to $1 million.
The Compensation Committee believes that the compensation paid by the Company in fiscal 2001 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Sunshine's base salary and bonus for the fiscal year ended December 31, 2001 was determined by the terms of the Sunshine Employment Agreement which was entered into in February 1999 and is described elsewhere in this proxy statement. Mr. Sunshine was granted 45,000 options during the fiscal year ended
December 31, 2001, his first grant of options since 1995. The Compensation Committee believes that Mr.
Sunshine's base salary level and bonus formula as set forth in the Sunshine Employment Agreement fairly reflect the outstanding contributions Mr. Sunshine has made to the Company's market and financial position as well as Mr. Sunshine's commitment to the continued success of the Company. During 2000, Mr. Sunshine also actively sought new strategic markets for many of the Company's existing and new products that resulted in bookings for the year 2001 exceeding bookings for the year 2000 by over 30%. Mr. Sunshine was instrumental in hiring an investment banker to advise the Company in its ongoing expansion opportunities and continues to explore other opportunities that could enhance shareholder value.


COMPENSATION COMMITTEE             STOCK OPTION COMMITTEE

Denis Feldman                      Denis Feldman
John Molloy                        John Molloy
Mark Manno













                          PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Stock Market-U.S. Index and a peer group of comparable companies (the "Peer Group") selected by the Company over the same period (assuming the investment of $100 in the Common Stock, the NASDAQ Stock Market-U.S. and the Peer Group on December
31, 1996, and the reinvestment of all dividends).



           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ORBIT INTERNATIONAL, THE NASDAQ
                STOCK MARKET-US INDEX AND A PEER GROUP
                             (in dollars)

                    Orbit
                    International            Peer
                    Corp.                    Group               NASDAQ

12/96                    100                 100            100
12/97                    145.71                   113.54          122.48
12/98                    70.00                    145.52          172.68
12/99                    20.95                    102.70          320.89
12/00                    8.34                608.00              193.01
12/01                    40.08                    413.52          153.15


     * The Peer Group is comprised of five companies in the defense electronics industry - Aeroflex Inc.,
Miltope Group Inc., Megadata Corp. and La Barge, Inc. Such companies were chosen for the Peer Group because they have similar market capitalizations to the Company and because they represent the line of business in which the Company is engaged. Each of the four Peer Group issuers is weighted according to its respective market capitalization.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                   AND RELATED STOCKHOLDER MATTERS

     Set forth below is stock ownership information as of April 19, 2002, as to each person who owns, or is known by the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange
Act of 1934), more than 5% of the Company's Common Stock, and the number of shares of Common Stock owned by its directors, by all persons named in the Summary Compensation Table and by all officers and directors as a group.

Name and Address of       Amount and Nature of
Beneficial Owner          Beneficial Ownership(1) Percent of Class

Dennis Sunshine
c/o 80 Cabot Court
Hauppauge, New York       423,379(2)               19.24%

Bruce Reissman
c/o 80 Cabot Court
Hauppauge, New York       316,871(3)               14.43%

Mitchell Binder
c/o 80 Cabot Court
Hauppauge, New York       123,398(4)                5.54%

Harlan Sylvan
c/o 80 Cabot Court
Hauppauge, New York        57,665(5)                2.66%

John Molloy
1815 Parliament Road
Leucadia, California        4,330(6)                *

Bernard Karcinell
3015 South Ocean Blvd.
Highland Beach, Florida     1,999(7)                *

Denis Feldman
7600 Jericho Turnpike
Woodbury, New York          1,999(7)                *

Mark Manno
47 Mall Drive
Commack, New York           2,697(7)                *

All officers and directors
as a group
(8 persons)(3)(4)(5)(6)(7)   932,338               37.74%
_________________
(1) Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such persons.
     Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.

(2) Includes 230,538 shares held by Mr. Sunshine's wife and 1,000 shares held in her IRA. Also includes options to purchase 91,666 shares of Common Stock.

(3)  Includes options to purchase 86,666 shares of Common Stock.

(4)  Includes options to purchase 116,666 shares of Common Stock.

(5)  Includes options to purchase 56,666 shares of Common Stock.

(6)  Includes options to purchase 3,664 shares of Common Stock.

(7)  Includes options to purchase 1,999 shares of Common Stock.

*  Less than one percent.


              EQUITY COMPENSATION PLAN INFORMATION TABLE

                (a)             (b)             (c)

Plan Category   Number of       Weighted-averageexercise price ofoutstanding
Number of securitiesremaining
                securities to   options,        available for
                be issued upon exerciseof outstanding warrants and rightsfuture issuance
                options,                        under equity
                warrants and rights             compensation
                                                plans
                                                (excluding
                                                securities
                                                reflected in
                                                column (a))


Equity compensationplans approved bysecurity holders         693,501     $2.89
40,339



Equity compensationplans not            -0-        N/A       350,000(1)
approved by
security holders


Total                    693,501                          390,339

(1) On January 23, 2002, the Board of Directors adopted, subject to shareholder approval, the
2002 Employee Stock Incentive Plan (the "2002 Plan"). As described herein under Proposal 2, there are an aggregate of 350,000 shares of common stock authorized under the 2002 Plan. The
2000 Plan provides for the grant of stock appreciation rights and restricted stock awards in addition to stock options, but in no event to exceed 350,000 shares.







            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 2001, the Company completed a sale-leaseback transaction whereby it sold its land and building and entered into a twelve-year net lease with the buyer of the property. In connection with this transaction, Corporate National Realty, Inc., a company that Denis Feldman, a director of the Company, is a senior managing director, earned a commission of $165,000. The Company had competitively priced the sale-leaseback transaction with other real estate brokers and believes the terms of the transaction and the commission paid thereon was no less favorable than it could have obtained from a third party.

     See sections entitled "Executive Compensation", "Employment Agreements" and "Compensation
Committee Report to Stockholders" with respect to related transactions between executive officers and the
Company.

                              PROPOSAL 2

                  2002 EMPLOYEE STOCK INCENTIVE PLAN

     APPROVAL OF THE 2002 EMPLOYEE STOCK INCENTIVE PLAN

     The Company's Board of Directors has unanimously recommended, and at the meeting the stockholders will be asked to approve, the adoption of the Orbit International Corp. 2002 Employee Stock
Incentive Plan (the "2002 Plan"). A description of the 2002 Plan, which is attached hereto as Annex A, appears below.

     The 1995 Plan. The 1995 Employee Stock Option Plan (the "1995 Plan") was approved by the
Shareholders at the 1996 Annual Meeting. A total of 500,000 shares of Common Stock were authorized and have been reserved for issuance under the 1995 Plan. As of April 12, 2002, all of the options to purchase such shares have been granted.

     The 2000 Plan. The 2000 Employee Stock Option Plan (the "2000 Plan") was approved by the
Shareholders at the 2000 Annual Meeting. A total of 200,000 shares of Common Stock were authorized and have been reserved for issuance under the 2000 Plan. As of April 12, 2002, all of the options to purchase such shares have been granted.

     The 2002 Plan. The purpose of the 2002 Plan is to afford an incentive to employees, corporate officers and other key persons to acquire a proprietary interest in the Company and to attract and retain key personnel. A total of 350,000 shares of Common Stock are authorized and have been reserved for issuance under the 2002 Plan. The 2002 Plan does not replace the Company's 1995 or 2000 Plan. Since options to purchase all of the authorized shares under the 1995 and 2000 Plans have been granted, the 2002 Plan will operate to authorize and reserve additional shares of common stock for the grant of options on the same terms as under the previous plans. The 2002 Plan provides for the granting of both non-qualified stock options and
"incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
In addition, the 2002 Plan calls for the granting of stock appreciation rights ("SAR's") and restricted stock awards (collectively, with options herewith referred to as "awards"). Incentive stock options may be granted to individuals who, at the time of grant, are employees of the Company or any of its subsidiaries. Non-qualified stock options may be granted to directors who are also employees, officers, consultants, agents or independent contractors of the Company or any of its subsidiaries. Under the 2002 Plan, no options may be granted after January 23, 2012.

     The 2002 Plan is administered by the Stock Option Committee. Subject to the terms of the 2002 Plan, the Stock Option Committee has full and final authority to (a) determine the persons to be granted awards, (b) determine the number of shares subject to each award, the consideration received for the grant of each award, and whether or not options shall be incentive stock options or non-qualified stock options, (c) determine the exercise price per share of the options (which, in the case of incentive stock options, may not be less per share than 100%, and in the case of incentive stock options granted to 10% stockholders, may not be less per share than 110%, of the fair market value per share of the Common Stock on the date the option is granted), (d) determine the time or times when each option shall be granted and become exercisable and (e) make all other determinations under the 2002 Plan. In determining persons who are to receive awards and the number of shares to be covered by each award, the Stock Option Committee will consider the person's position, responsibilities, service, accomplishments, present and future value to the Company, the anticipated length of his or her future service, and other relevant factors. Members of the Stock Option Committee are not eligible to receive awards under the 2002 Plan.

     An optionee whose relationship with the Company or any related corporation ceases for any reason
(other than termination for cause, death or total disability, as such terms are defined in the 2002 Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms). Upon termination for cause, options expire immediately, and upon the death or total disability of an optionee during the term of employment or within a three-month period from termination (other than for cause), options may be exercised by a legatee or legatees of such optionee under such individual's last will and testament or by his or her personal representatives or distributees, at any time within 12 months (or, in the case of incentive stock options, three months) after his or her death or total disability (unless such options terminate or expire sooner by their terms). Unexercised options granted under the 2002 Plan shall terminate upon a merger, reorganization or liquidation of the Company; however, immediately prior to such a transaction, optionees may exercise such options without regard to whether the vesting requirements have been satisfied.

     It is estimated that 95 individuals are currently eligible to participate
in the 2002 Plan.   The closing
price of our common stock on the Nasdaq SmallCap Market on April 19, 2002, was $5.25 per share.

     The following table sets forth the number of options to be granted under the 2002 Plan, assuming stockholder approval, to the Chief Executive Officer and the Company's four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal ended December 31,
2001:

                          NEW PLAN BENEFITS
                  2002 EMPLOYEE STOCK INCENTIVE PLAN



Name and Position           Dollar Value       Number of Shares
                                              Underlying Options


Dennis Sunshine             $0                0


Bruce Reissman              $0                0


Mitchell Binder             $0                0


Harlan Sylvan               $0                0


Other Executive Officers    $0                0
as a Group


Non-Executive Employees as  $0                0
a Group


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 2002 PLAN UNDER CURRENT LAW

     The Company has been advised by counsel that in general, under the Internal Revenue Code, as presently in effect a participant will not be deemed to recognize any income for Federal Income Tax purposes at the time an option or stock appreciation right ("SAR") is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a stock option other than an incentive stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.

2. In the case of an exercise of an SAR, the participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the participant will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable as ordinary income until the year in which the participant's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the participant may elect to recognize income when the stock is received, rather than when the interest in the stock is received, the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the participant makes this election, the amount taxed to the participant as ordinary income is determined as of the date of receipt of the restricted stock.

4. In the case of incentive stock options, there is generally no tax liability at time of exercise.
However, the excess of the fair market value of the stock on the exercise date of over the option price is included in the participant's income for purposes of the alternative minimum tax. If no disposition of the incentive stock option stock is made before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price, if the stock is not held for the required period, ordinary income tax treatment will generally apply to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for incentive stock options to be treated as described above, the participant must remain employed by the Company (or a subsidiary in which the Company holds at least 50 percent of the voting power) from the incentive stock option grant date until three months before the incentive stock option is exercised. The three-month period is extended to one year if the participant's employment terminates on account of disability. If the participant does not meet the employment requirement, the option will be treated for federal income tax purposes as an option as described in paragraph 5 below. A participant who exercises an incentive stock option might also be subject to an alternative minimum tax.

5. Upon the exercise of a stock option other than an incentive stock option, the exercise of a SAR, the award of stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by a participant. The Company will not receive an income tax deduction as a result of the exercise of an incentive stock option, provided that the incentive stock option stock is held for the required period as described above. When a cash payment is made pursuant to the award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

6. Pursuant to section 162(m) of the Code, the Company may not deduct compensation of more than
$1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year.
The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock options and stock appreciation rights granted under the 2002 Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The 2002 Plan also authorizes the grant of long-term performance incentive awards utilizing the performance criteria set forth in the 2002 Plan that may likewise be treated as qualified performance-based awards.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE COMPANY'S 2002 EMPLOYEE
STOCK INCENTIVE PLAN, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.


                              PROPOSAL 3

                       INDEPENDENT ACCOUNTANTS

RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board Of Directors, upon the recommendation of the Audit Committee, has appointed Goldstein
Golub Kessler LLP ("GGK") as independent accountants for the Company to audit the books and accounts of the Company for the current fiscal year ending December 31, 2002.

     The firm of Ernst & Young LLP ("E&Y"), independent auditors, audited the books and records of the
Company for the fiscal year ended December 31, 1998. On February 7, 2000, the Board of Directors approved the engagement of GGK as its independent auditor for the fiscal year ended December 31, 1999 and GGK continued to serve as our independent auditor for the fiscal years ended December 31, 2000 and 2001. The
Company determined to change its independent auditors on the basis of the significant savings in the amount of fees paid and not as a result of a dispute or disagreement with E&Y. The reports of E&Y, as previously issued, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     The Board has selected GGK to serve as our independent auditors for the fiscal year ended December
31, 2002. GGK has a continuing relationship with American Express Tax and Business Services, Inc ("TBS") from which it leases auditing staff who are full time, permanent employees of TBS and through which its partners provide non-audit services. As a result of this arrangement, GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK.
GGK manages and supervises the audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

     Other services, which do not include Financial Information System Design and Implementation fees, have been provided by TBS and are not included herein. For the fiscal year ended December 31, 2001, fees for the services provided by GGK were as follows:

          Audit fees     THE BOARD OF DIRECTORS DEEMS THE RATIFICATION OF THE
APPOINTMENT OF GOLDSTEIN GOLUB KESSLER
LLP AS THE AUDITORS FOR THE COMPANY TO BE IN THE COMPANY'S BEST INTEREST AND RECOMMENDS A VOTE
"FOR" SUCH RATIFICATION.


          COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the
Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.


                        STOCKHOLDER PROPOSALS

     No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the
Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the
Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Delaware law to present his proposal for action, and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at the Company's executive offices at 80 Cabot Court, Hauppauge, New York
11788 no later than January 31, 2003. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

     Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.




                            OTHER MATTERS

     The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, ORBIT INTERNATIONAL CORP., 80 CABOT COURT, HAUPPAUGE, NEW YORK 11788.







                   ORBIT INTERNATIONAL CORPORATION
            ANNUAL MEETING OF STOCKHOLDERS -JUNE 28, 2002
          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned stockholder in Orbit International Corporation ("Corporation") hereby constitutes and appoints Dennis Sunshine, Bruce Reissman, and Mitchell Binder, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company at 80 Cabot Court, Hauppauge, New York 11788, on Monday, June 28, 2002, at 10:00 a.m., Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE
SIDE AND FOR THE REMAINING THREE PROPOSALS.


       (Continued and to be signed and dated on the other side)





 Please mark

 your votes

 as this

 example


                              THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1

1.   Election of Directors                   FOR All nominees         WITHHOLD
AUTHORITY
               listed (except as marked to vote for all
               to the contrary, see                            nominees listed
               instruction below)                                  at left


 Dennis Sunshine, Bruce Reissman,
 Mitchell Binder, John Molloy,
 Bernard Karcinell, Denis Feldman
 and Mark Manno.


 INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
     NOMINEE, DRAW A LINE THROUGH THE NAME OF THE NOMINEE ABOVE.
                          THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 2.
2.   Proposal to approve the 2002
 Employee Stock Incentive Plan                For
Against   Abstain





                              THE DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 3

3.   Proposal to ratify Goldstein Golub
 Kessler LLP
     as independent auditors.                For
 Against    Abstain






                                                           The above named
proxies are granted the authority, in their
                                                           discretion, to act
upon  such other matters as may properly
                                                           come before the
meeting or any postponement or adjournment
                                                           thereof.

                                                            Dated  , 2002

                                                            Signature(s)

                                                            Signature(s)

                                                            Please sign
exactly as your name appears on the stock
                                                            certificate and
return this proxy immediately in the enclosed
                                                            stamped
self-addressed envelope.